Exhibit 19.1

IANTHUS CAPITAL HOLDINGS, INC.

DISCLOSURE, CONFIDENTIALITY AND INSIDER TRADING POLICY

1.
PURPOSE OF THIS POLICY
1.1
The purpose of this Disclosure, Confidentiality and Insider Trading policy (the “Policy”) of iAnthus Capital Holdings, Inc. (the “Company”) is to set forth certain policies to ensure that:
(a)
the Company complies with its timely disclosure obligations as required under applicable securities legislation and the policies of any stock exchange on which any of the Company’s capital stock is listed;
(b)
the Company prevents the selective disclosure of material changes (as defined herein) to analysts, institutional investors, market professionals and others;
(c)
documents released by the Company or public oral statements made by a person with actual, implied or apparent authority to speak on behalf of the Company relating to the business and affairs of the Company do not contain a misrepresentation (as defined herein);
(d)
all persons to whom this Policy applies understand their obligations to preserve the confidentiality of Undisclosed Material Information (as defined herein);
(e)
all appropriate parties who have Undisclosed Material Information are prohibited from trading in securities of the Company on such Undisclosed Material Information and Tipping (as defined herein) under applicable securities legislation, stock exchange policies and this Policy; and
(f)
the Chief Executive Officer and the Chief Financial Officer receive reports prior to such officers executing their certifications related to the Company’s Core Documents (as defined herein) setting out the evaluation, findings and conclusions of the Disclosure Committee (as defined herein) regarding the effectiveness of the Company’s disclosure controls and procedures and the Disclosure Committee’s assessment of the quality of the disclosure made in the Core Documents.
2.
APPLICATION AND ADMINISTRATION OF THIS POLICY
2.1
This Policy will be administered and implemented by the Disclosure Committee.
2.2
The main groups of persons to whom this Policy apply are set forth in Schedule “A” attached hereto. Each section of the Policy that imposes restrictions and obligations will describe which groups of persons are subject to that section. References in this Policy to “any person to whom this Policy applies” or similar references are intended to include persons in all of the groups set forth in Schedule “A”.
2.3
Any violation of the Policy will not be tolerated and will serve as the basis for disciplinary action up to and including dismissal as a Director, Officer and/or employee of the Company.
3.
AUTHORIZED SPOKESPERSONS
3.1
Unless otherwise authorized by the Disclosure Committee, only the members of the Disclosure Committee are authorized to make public oral statements, initiate contacts with analysts, the media and investors. However, the individuals (the “Spokespersons”) listed below (but only these individuals) are authorized to respond to analysts, the media and investors on behalf of the Company and only with respect to the areas noted opposite their respective names. The list may be amended by the Disclosure Committee from time to time.

Exhibit 19.1

Spokesperson	Area
Board Chair	All Areas
Chief Executive Officer	All Areas
Chief Financial Officer	All Areas
VP of Investor Relations	All Areas

3.2
Any person other than the Spokespersons to whom this Policy applies who is approached by the media, an analyst, an investor or any other member of the public to comment on the business and affairs of the Company, must refer all inquiries to the Company’s Investor Relations department at Investors@ianthuscapital.com.
4.
PREPARATION AND RELEASE OF DOCUMENTS
4.1
The procedures in this section apply to all Employees (as defined herein in Schedule “A”), Officers (as defined herein in Schedule “A”), Directors (as defined herein in Schedule “A”) and Contractors (as defined herein in Schedule “A”) of the Company.
4.2
A “Document” means any public written communication, including a communication prepared and transmitted in electronic form:
(a)
that is required to be filed with the Ontario Securities Commission (the “OSC”) or any other securities regulatory authority in Canada, either on the System for Electronic Document Analysis and Retrieval (“SEDAR”) web site at www.sedar.com or otherwise;
(b)
that is not required to be filed with the OSC or any other securities regulatory authority in Canada, or on the SEDAR web site, but is so filed;
(c)
that is required to be filed with the United States Securities and Exchange Commission (the “SEC”) or any other securities regulatory authority in the United States, either on the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) web site at www.sec.gov/edgar or otherwise;
(d)
that is not required to be filed with the SEC or any other securities regulatory authority in the United States, or on the EDGAR web site, but is so filed;
(e)
that is filed or required to be filed with a government or an agency of a government under applicable law or with any stock exchange or similar institution under its bylaws, rules or regulations; or
(f)
the content of which would reasonably be expected to effect the market price or value of the securities of the Company.
4.3
A “misrepresentation” means:
(a)
an untrue statement of a material fact (as defined herein); or
(b)
an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the circumstances in which it is made.
4.4
The Securities Act (Ontario) distinguishes between “core documents” and “non-core documents”. For the purpose of this Policy, the following are “Core Documents”:
(a)
prospectuses;
(b)
take-over bid circulars;
(c)
issuer bid circulars;
(d)
directors’ circulars;

Exhibit 19.1

(e)
notices of change or variation in respect of take-over bid circulars, issuer bid circulars or directors’ circulars;
(f)
rights offering circulars;
(g)
management’s discussion and analysis (“MD&A”);
(h)
annual information forms;
(i)
information circulars;
(j)
annual financial statements;
(k)
interim financial statements; and
(l)
material change reports.
4.5
Prior to the time that any Document is to be released to the public, filed with any securities regulatory authority in Canada or the United States, the following procedures must be observed:
(a)
the Document must be prepared in consultation with, and be reviewed by, personnel in all applicable internal departments of the Company, and input from external experts and advisors should be obtained as necessary;
(b)
any Core Document, other than a material change report, must be reviewed and approved by the Disclosure Committee;
(c)
any news release which contains Undisclosed Material Information, any news release which does not contain Undisclosed Material Information or any material change report must be reviewed and approved by the Chief Executive Officer and at least one other member of the Disclosure Committee;
(d)
in the event a report, statement or opinion of any expert is included or summarized in a Document, the written consent of the expert to the use of the report, statement or opinion or extract thereof and the specific form of disclosure shall be obtained. In addition, the Disclosure Committee must be satisfied that:
(i)
there are no reasonable grounds to believe that there is a misrepresentation in the part of the Document made on the authority of the expert; and
(ii)
the part of the Document made on the authority of the expert fairly represents the expert report, statement or opinion;
(e)
Core Documents, other than material change reports, must be provided to the Directors sufficiently in advance of the time such Core Documents are to be filed or released to allow the Directors to review and comment on such documents. It is recognized that the requirement to make prompt disclosure of material changes by way of news releases may make it difficult to have certain news releases and material change reports reviewed by the Directors; and
(f)
in the case of interim financial statements, annual financial statements and interim and annual MD&A, such documents must be reviewed and approved by the Audit Committee in accordance with the Audit Committee Charter following approval of the Disclosure Committee and prior to submission to the Board of Directors (the “Board”) as a whole.
4.6
In the event that a Document contains any Forward-Looking Information (as defined herein) this information must be specifically identified as such and the following additional disclosure shall

Exhibit 19.1

be provided in written form proximate to each place in the Document where the Forward-Looking Information appears:

(a)
reasonable cautionary language identifying the Forward-Looking Information as such;
(b)
identifying the material factors that could cause actual results to differ materially from expected results from a conclusion, forecast or projection in the Forward-Looking Information; and
(c)
a statement of the material factors or assumptions that were applied in the Forward- Looking Information.
4.7
“Forward-Looking Information” means all disclosure regarding possible events, conditions or results (including future-oriented financial information with respect to prospective results of operations, a prospective financial position or prospective changes in financial position that is based on assumptions about future economic conditions and courses of action) that is presented as either a forecast or a projection. An example would be the discussion of trends and prospects for the Company in its MD&A.
5.
PUBLIC ORAL STATEMENTS
5.1
The procedures in this section apply to all Employees, Officers, Directors, Contractors and Spokespersons and any other person with actual or implied authority to make a public oral statement.
5.2
A “public oral statement” is any oral statement made in circumstances in which a reasonable person would believe that information contained in the statement will become generally disclosed. Examples include speeches, presentations, news conferences, interviews and discussions with analysts where the Company’s business and affairs, prospects or financial condition is discussed. The following procedures should be observed in respect of any public oral statements made by or on behalf of the Company:
(a)
such public oral statements should be made only by the Spokespersons authorized by this Policy to make public oral statements on behalf of the Company;
(b)
any public oral statement referring to a statement, report or opinion of an expert in whole or in part must have the prior written consent of said expert prior to a Spokesperson making a public oral statement related thereto;
(c)
the Spokespersons must ensure that any public oral statements on behalf of the Company do not contain a misrepresentation and comply with Section 14 of this Policy (Avoiding Selective Disclosure) and Section 4.6 of this Policy (Forward-Looking Information);
(d)
when available, a transcript or electronic recording of all speeches, interviews and other public oral statements made by any Spokesperson shall be made and furnished to the Chief Financial Officer immediately following the making of such public oral statement; and
(e)
the applicable persons described above shall review the transcript and/or electronic recording of each public oral statement made by or on behalf of the Company to ensure that the public oral statement does not contain a misrepresentation. If such public oral statements are found to contain a misrepresentation, the person shall advise the Disclosure Committee and the Company shall immediately issue a correcting news release.
5.3
Where a public oral statement contains Forward-Looking Information, the Spokesperson must, prior to making such a public oral statement make the following cautionary statement indicating that the public oral statement contains Forward-Looking Information:

“Some of my commentary may contain forward-looking information, therefore, you are cautioned that the Company’s actual results could differ materially from my conclusions, forecasts or projections. I refer you to the section entitled “Description of the Business –

Exhibit 19.1

Risk Factors” in our most recent MD&A available on SEDAR which sets out certain material factors that could cause actual results to differ.”

6.
DISCLOSURE CONTROLS AND PROCEDURES
6.1
The Chief Executive Officer and Chief Financial Officer have designed the Company’s Disclosure Controls and Procedures Policy which will be implemented and monitored by the Disclosure Committee. In accordance with the Disclosure Controls and Procedures Policy:
(a)
the Disclosure Committee shall assign responsibility to the appropriate individuals to draft the required disclosures in the material public disclosures of the Company and shall develop a timeline to ensure the drafting and review is conducted in a timely manner;
(b)
the Disclosure Committee shall review new developments, key risks and business challenges or areas of concern for special attention during the drafting process;
(c)
all personnel who are requested to have direct input into the preparation of Core Documents will be provided with instructions and such other additional information as they may require to ensure that they are familiar with the Company’s obligations, the importance of compliant and accurate disclosure and the reliance which is being placed upon them;
(d)
the Disclosure Committee shall meet as many times as may be necessary to review the draft Core Documents and consider all comments raised by members of the Disclosure Committee and other reviewers. Concerns will be addressed with outside counsel and the independent auditors, as necessary;
(e)
where it considers it necessary or advisable, the Disclosure Committee will have portions of Core Documents reviewed by another knowledgeable person. Financial information in the Core Documents shall undergo a second internal review by the independent auditors where appropriate, for example, the financial statements, MD&A, annual information forms and business acquisition reports;
(f)
to serve as an additional record of the procedures employed, and to emphasize the importance of accurate and reliable information in the Company’s material public disclosures, the Disclosure Committee shall ask the appropriate persons to provide his or her confirmation that all material information has been brought forward to the Disclosure Committee. Each such person will be asked to provide their certification in a form to be approved by the Disclosure Committee;
(g)
operations personnel will be required to provide their confirmation, as appropriate, that all material information has been communicated to the responsible executive officers;
(h)
once the Disclosure Committee has agreed upon a final draft of the Core Documents, the Disclosure Committee shall report to the Chief Executive Officer and the Chief Financial Officer:
(i)
that it has followed the disclosure controls and procedures;
(ii)
the Disclosure Committee’s findings and conclusions regarding the effectiveness of the Company’s disclosure controls and procedures; and
(iii)
the Disclosure Committee’s assessment of the quality of the disclosures made in the Company’s Core Documents;

and the Disclosure Committee shall meet with the Chief Executive Officer and/or the Chief Financial Officer to discuss any questions, which either may have, and to report in person, upon the request of the Chief Executive Officer and/or the Chief Financial Officer; and

Exhibit 19.1

(i) if for any reason the Disclosure Committee cannot agree upon its report, it shall meet with the Chief Executive Officer and the Chief Financial Officer to discuss its procedures and the issues which remain outstanding.

7.
TIMELY DISCLOSURE OF MATERIAL INFORMATION
7.1
“Material Information” consists of both “material facts” and “material changes”. A “material fact” means a fact that significantly affects, or would reasonably be expected to have a significant effect on, the market price or value of the securities of the Company. A “material change” means a change in the business, operations or capital of the Company that would reasonably be expected to have a significant effect on the market price or value of any of the securities of the Company and includes a decision to implement such a change if such a decision is made by the Board or by senior management of the Company who believe that confirmation of the decision by the Board is probable. “Material
Information” also includes information concerning the Company as to which there is a substantial likelihood that a reasonable investor would find such information important in making an investment decision concerning the Company by significantly altering the total mix of information available.
7.2
Any person to whom this Policy applies who becomes aware of information that has the possibility of being Material Information must immediately disclose that information to the Chief Executive Officer or the Chief Financial Officer and the Chief Executive Officer or Chief Financial Officer shall advise the Disclosure Committee. Schedule “B” attached hereto lists examples of Material Information.
7.3
Upon the occurrence of any change that may constitute a material change in respect of the Company the Disclosure Committee, in consultation with such other advisors as it may consider necessary, shall:
(a)
consider whether the event constitutes a material change;
(b)
if it does constitute a material change, prepare a news release and a material change report describing the material change as required under applicable laws;
(c)
determine whether a reasonable basis exists for filing the material change report on a confidential basis. In general, filings will not be made on a confidential basis although, in exceptional circumstances (such as disclosure related to a potential acquisition), confidential disclosure may be appropriate;
(d)
to the extent practicable, circulate the draft news release and material change report to the members of the Board and senior management together, if applicable, with the recommendation that it be filed on a confidential basis; and
(e)
if applicable, following approval by the Disclosure Committee, file the material change report on a confidential basis and when the basis for confidentiality ceases to exist, and the event remains material, issue a news release and file a material change report in compliance with applicable securities laws, including the Securities Act (Ontario). During the period of time while a confidential material change has not been publicly disclosed, the Company shall not release a document or make a public oral statement that, due to the undisclosed material change, contains a misrepresentation.
7.4
News releases disclosing Material Information will be transmitted to stock exchanges on which the Company’s securities are listed, relevant regulatory bodies and major news wire services that disseminate financial news to the financial press. News releases must be pre-cleared by the relevant stock exchange if issued during trading hours or one hour after trading hours.
8.
INTERNET CHAT ROOMS AND BULLETIN BOARDS
8.1
Employees, Officers, Directors and Contractors must not discuss or post any information relating to the Company or any of its subsidiaries or trading in securities of the Company in Internet chat rooms, newsgroups or bulletin boards.
9.
RUMOURS
9.1
The Company shall not comment, affirmatively or negatively, on rumours. This also applies to

Exhibit 19.1

rumours on the Internet. Spokespersons will respond consistently to those rumours that it is the policy of the Company not to comment on market rumours or speculation. Provided however, if a rumour is correct in whole or part, immediate disclosure of the relevant material information must be made by the Company and a trading halt will be instituted pending release and dissemination of the information. Also, if a stock exchange on which the Company’s securities are listed or a securities regulatory authority requests that the Company make a statement in response to a market rumour, the Disclosure Committee will consider the matter and make a recommendation to the Chief Executive Officer as to the nature and context of any response.
10.
ONLINE COMMUNICATIONS AND SOCIAL MEDIA
10.1
The Company recognizes that websites and other channels available on the Internet, including social media (including platforms such as Facebook, LinkedIn and Twitter) are communication tools available to companies and their directors, officers and Employees for disclosure and communication purposes and that many of the Company’s Directors, Officers and Employees use online communication for both professional and personal purposes. Online communications are an extension of the Company’s formal corporate disclosure record, and as such, the securities laws and stock exchange policies applying to disclosure of information apply equally to information posted on the Company’s website and distributed by other electronic means, including through social media. As a result, care must be taken that any disclosure with regard to the Company through the Company’s website or social media accounts, or by the Directors, Officers and Employees through their personal social media accounts, complies with this Policy and all applicable securities laws and stock exchange policies.
10.2
The Company may from time to time disclose material information through social media, provided that, in each case, such disclosure must be generally disclosed and preceded by a news release disclosing that information. The Company will alert the market of any social media that it intends to adopt from time to time for disclosure purposes and advise the market and investors to follow the Company through those social media networks.
10.3
The Company’s Directors, Officers and Employees must not disclose any Material Information with respect to the Company through personal social media accounts and may only disclose non-Material Information with express permission from the Disclosure Committee. All disclosure of the Company made through social media must be specifically authorized by the Disclosure Committee or such person nominated on their behalf. For the purposes of this Policy, “social media” (and its applications) consist of Web-based tools used to generate, publish and discuss user-generated content and to connect with other users. Current social media tools consist of social networks (such as Facebook, MySpace and LinkedIn), online communities (such as Twitter), blogs, forums, wikis, virtual worlds and content hosting sites and other platforms (such as YouTube, Instagram and Snapchat). Notwithstanding the foregoing, social media is an emerging technology that changes frequently and as such, all present and future forms of collaborative, online communications are within the scope of the Policy.
11.
WEBSITE
11.1
The Chief Marketing Officer of the Company, with oversight by the Chief Executive Officer, is responsible for creating and maintaining the Company’s website. The Company’s website must be maintained in accordance with the following:
(a)
the following information must be included on the website:
(i)
all Material Information that has previously been Generally Disclosed (as defined herein), including, without limitation, all documents filed on SEDAR or a link to those documents on SEDAR;
(ii)
all non-Material Information that is given to analysts, institutional investors and other market professionals (such as fact sheets, fact books, slides of investor presentations, materials distributed at analyst and industry conferences);
(iii)
web replays of shareholder meetings or analysts’ conferences; and
(iv)
all news releases or a link to those news releases;

Exhibit 19.1

(b)
the following information must not be included on the website;
(i)
financial analyst reports;
(ii)
investor relations information, that is authorized by a third party, unless the information was prepared on behalf of the Company, or is general in nature and not specific to the Company; and
(iii)
media articles about the Company’s business;
(c)
the website must contain an e-mail link to an investor relations contact for the Company to facilitate communication with investors;
(d)
the website must include a cautionary statement that advises the reader that the website may include Forward-Looking Information;
(e)
the website must include a notice that advises the reader that the information on the website was accurate at the time of posting, but may be superseded by subsequent disclosures;
(f)
inaccurate information must be promptly removed from the website and a correction must be posted;
(g)
information contained on the website must be removed or updated when it is no longer current;
(h)
a list of all financial analysts known to follow the Company may be posted on the investor relations page, but as contemplated in section 11.1(b) above, financial analysts’ reports must not be posted on the Company’s website or linked from the Company’s website;
(i)
a list of all social media accounts and Internet addresses maintained by the Company;
(j)
all links from the Company’s website must be approved by the Chief Executive Officer and all links must include a notice that advises the reader that he or she is leaving the Company’s website and that the Company is not responsible for the contents of the external site; and
(k)
while no links will be created from the Company’s website to chat rooms, newsgroups or bulletin boards, pre-approved and publicly disclosed information posted on external websites may be referenced on the Company’s website with authorization by the Chief Executive Officer.
11.2
All information on the Company’s website will be retained for a period of six years from the date of issue.
11.3
If the Company is considering a distribution of its securities, the content of the website must be reviewed with the Company’s corporate counsel before and during the offering to ensure compliance with applicable securities laws.
12.
CONFIDENTIALITY OF UNDISCLOSED MATERIAL INFORMATION
12.1
“Undisclosed Material Information” of the Company is Material Information about the Company that has not been “Generally Disclosed”, that is, disseminated to the public by way of a news release together with the passage of a reasonable amount of time (24 hours, or some longer or shorter period as appropriate in the circumstances) for the public to analyze the information.
12.2
Any person to whom this Policy applies and who has knowledge of Undisclosed Material Information must treat the Material Information as confidential until the Material Information has been Generally Disclosed.
12.3
Undisclosed Material Information shall not be disclosed to anyone except in the necessary course of business. If Undisclosed Material Information has been disclosed in the necessary course of business, anyone so informed must clearly understand that it is to be kept confidential, and, in appropriate circumstances, execute a confidentiality agreement. Schedule “C” attached hereto lists circumstances where securities regulators believe disclosure may be in the necessary course of business. When in doubt, all

Exhibit 19.1

persons to whom this Policy applies must consult with the Chief Executive Officer or Chief Financial Officer to determine whether disclosure in a particular circumstance is in the necessary course of business. For greater certainty, disclosure to analysts, institutional investors, other market professionals and members of the press and other media will not be considered to be in the necessary course of business. “Tipping”, which refers to the disclosure of Undisclosed Material Information to third parties outside the necessary course of business, is prohibited.
12.4
In order to prevent the misuse of inadvertent disclosure of Undisclosed Material Information, the procedures set forth below should be observed at all times:
(a)
documents and files containing confidential information should be kept in a safe place to which access is restricted to individuals who “need to know” that information in the necessary course of business and code names should be used if necessary;
(b)
confidential matters should not be discussed in places where the discussion may be overheard;
(c)
transmission of documents containing Undisclosed Material Information by electronic means will be made only where it is reasonable to believe that the transmission can be made and received under secure conditions; and
(d)
unnecessary copying of documents containing Undisclosed Material Information must be avoided and extra copies of documents must be promptly removed from meeting rooms and work areas at the conclusion of the meeting and must be destroyed if no longer required.
13.
QUIET PERIOD
13.1
Each period (i) beginning on the first day following the preparation and/or dissemination of financial results at the end of each fiscal quarter and each fiscal year and (ii) ending the second trading day after the earnings for that quarter or year have been Generally Disclosed by way of a news release, will be a “Quiet Period”. During a Quiet Period, Spokespersons must not provide any Forward-Looking Information relating to the business and affairs of the Company or any of its subsidiaries, including information relating to expected revenues, net income or profit, earnings per share, expenditure levels, and other information commonly referred to as earnings guidance (“Earnings Guidance”) or comments with respect to the financial results for the current fiscal quarter or current fiscal year. Notwithstanding these restrictions, the Company may Generally Disclose Forward-Looking Information during the Quiet Period when the Forward-Looking Information constitutes Undisclosed Material Information. During a Quiet Period, Spokespersons may respond to unsolicited inquiries about information either that is not Material Information or that has been Generally Disclosed.
14.
AVOIDING SELECTIVE DISCLOSURE
14.1
When participating in shareholder meetings, news conferences, social media, the Company’s official analysts’ conferences and private meetings with analysts or institutional investors, Spokespersons must only disclose information that either (i) is not Material Information or (ii) is Material Information but has previously been Generally Disclosed. For greater certainty, acceptable topics of discussion include the Company’s business prospects (subject to the provisions of this Policy), the business

Exhibit 19.1

environment, management’s philosophy and long-term strategy. Any selective disclosure of Undisclosed Material Information, including Earnings Guidance, is not permitted.

14.2
To protect against selective disclosure, the procedures outlined in Section 5 (Public Oral Statements), Section 10 (Online Communications and Social Media) and Section 11 (Website) must be followed.
14.3
If Material Information that has not been Generally Disclosed is inadvertently disclosed, the Company shall contact the parties to whom the Material Information was disclosed and inform them (i) that the information is Undisclosed Material Information and (ii) of their legal obligations with respect to the Material Information.
15.
ANALYST REPORTS
15.1
When reviewing analysts’ reports, comments of Employees, Officers, Directors and Contractors must be limited to identifying factual information that has been Generally Disclosed that may affect an analyst’s model and pointing out inaccuracies or omissions with respect to factual information that has been Generally Disclosed.

Any comment must contain a disclaimer that the report was reviewed for factual accuracy only. No comfort or guidance shall be expressed on the analysts’ earnings models or earnings estimates and no attempt shall be made to influence an analyst’s opinion or conclusion.

15.2
As contemplated in Section 11.1(b), financial analysts’ reports shall not be posted on or linked from the Company’s website.
15.3
The Company may from time to time give Earnings Guidance or any other Forward- Looking Information through voluntary disclosure by way of a news release, provided that the cautionary language described in Section 5.3 accompanies the information.
16.
TRADING OF SECURITIES OF THE COMPANY
16.1
No Person in a Special Relationship (as defined herein in Schedule “A”) with the Company shall purchase, sell, otherwise monetize, or gift securities of the Company while in possession of Undisclosed Material Information.
16.2
Exempt Employees, Officers, Directors and Contractors are prohibited from purchasing or selling securities of the Company during the period of time beginning on the 20th day on which the stock exchange on which Company securities are listed is open for trading (a “Trading Day”) prior to the disclosure of financial results for a fiscal quarter or fiscal year by way of news release until the 2nd Trading Day following such news release (the “Executive Blackout”).
16.3
All non exempt Employees who are not subject to the Executive Blackout are prohibited from purchasing or selling securities of the Company for the period of time beginning on the 10th Trading Day prior to the disclosure of financial results for a fiscal quarter or fiscal year by way of news release until the 2nd Trading Day following such news release (the “General Blackout”).
16.4
All Directors, Officers, Employees and Contractors who are so advised by the Disclosure Committee, shall be prohibited from purchasing or selling securities of the Company during any other period designated by the Disclosure Committee (the “Specific Blackout”).
16.5
Notwithstanding Sections 16.2 and 16.3, a Director, Officer, Employee or Contractor may purchase or sell securities during any blackout period (an Executive Blackout, a General Blackout, or Specific Blackout as may be applicable) with the prior written consent of the Chief Financial Officer. The Chief Financial Officer will grant permission to purchase or sell during a blackout period only in the case of unusual, exceptional circumstances. Unusual, exceptional circumstances may include the sale of securities in the case of severe financial hardship or where the timing of the sale is critical for significant tax planning purposes.
16.6
The trading prohibitions in Sections 16.1, 16.2, 16.3 and 16.4 do not apply to the acquisition of securities through the exercise of share options or restricted share units but do apply to the sale of the

Exhibit 19.1

securities acquired through the exercise of share options or restricted share units.
16.7
For the purposes of Article 16 of this Policy, the terms “purchase” and “sell” shall be interpreted broadly in the context of National Instrument 55-104 – Insider Reporting Requirements and Exemptions (“NI 55-104”) in order to include (i) transactions involving any interest in, or right or obligation associated with, a related financial instrument involving a security of the Company that is such to primary insider reporting requirement of Part 3 of NI 55-104, and (ii) any equity monetization transaction or other derivative based transaction that falls within the supplemental insider reporting requirements of Part 4 of NI 55-104.
17.
INSIDER REPORTS
17.1
A reporting insider (as defined in NI 55-104) (a “Reporting Insider”) is required to file an initial insider report within 10 days of becoming a Reporting Insider and subsequent insider reports within five days following any trade of securities of the Company. If a Reporting Insider does not own or have control over or direction over securities of the Company, or if ownership or direction or control over securities of the Company remains unchanged from the last report filed, a report is not required.
17.2
If a Reporting Insider has made a trade and requires assistance with the filing of an insider report, such Reporting Insider should contact the Chief Executive Officer or Chief Financial Officer who will arrange for assistance with the preparation and filing of an insider report.
18.
COMMITMENT
18.1
To demonstrate our determination and commitment to the purposes of this Policy, the Company asks each Employee to review this Policy periodically throughout the year. Employees will discuss with management any circumstances that may have arisen that could be a breach of this Policy.
18.2
Directors, Officers and employees with routine knowledge of non-public information are required to acknowledge they have read this Policy annually. Employees are required to sign the Policy when they are engaged or when the Policy is significantly revised.

Exhibit 19.1

RECEIPT AND ACKNOWLEDGEMENT

I, , hereby acknowledge that I have received and read (Print Name)

a copy of the “Disclosure, Confidentiality and Insider Trading Policy” and agree to comply with its terms. I understand that violation of insider trading or tipping laws or regulations may subject me to severe civil and/or criminal penalties, and that violation of the terms of the above-noted policy may subject me to discipline by the Company up to and including termination.

Signature Date

Exhibit 19.1

SCHEDULE A

Individuals and Entities to Whom this Policy Applies

This Policy applies to Contractors, Directors, Employees, Officers, Persons in a Special Relationship with the Company and Reporting Insiders.

“Contractors” means independent contractors (who are engaged in an employee-like capacity) of the Company or any of its subsidiaries;

“Directors” means directors of the Company;

“Employees” means full-time, part-time, contract or secondment employees of the Company or any of its subsidiaries;

“Officers” means officers of the Company or any of its subsidiaries; “Persons in a Special Relationship with the Company” means:

1.
Directors, Officers, Employees and Contractors;
2.
10% shareholders;
3.
directors, officers, employees and contractors of 10% shareholders;
4.
members of an operating or advisory committee of the Company or any of its subsidiaries;
5.
directors, officers, partners and employees of a company that is engaging in any business or professional activity with the Company or any of its subsidiaries and who routinely comes into contact with Material Information;
6.
persons or companies that learned of Material Information with respect to the Company from a person or company described in (1) through (5) of this definition and knew or ought reasonably to have known that the other person or company was in such a special relationship; and
7.
spouses, live-in partners or relatives of any of the individuals referred to in (1) through (6) who reside in the same household as that individual; and

“Reporting Insider” means an insider of the Company if the insider is

1.
the Chief Executive Officer, Chief Financial Officer or Chief Operating Officer of the Company, of a significant shareholder of the Company or of a major subsidiary of the Company;
2.
a director of the Company, of a significant shareholder of the Company or of a major subsidiary of the Company;
3.
a person or company responsible for a principal business unit, division or function of the Company;
4.
a significant shareholder of the Company;
5.
a significant shareholder based on post-conversion beneficial ownership of the Company’s securities and the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and every director of the significant shareholder based on post-conversion beneficial ownership;
6.
a management company that provides significant management or administrative services to the Company or a major subsidiary of the Company, every director of the management company, every Chief Executive Officer, Chief Financial Officer and Chief Operating Officer of the management company, and every significant shareholder of the management company;
7.
an individual performing function similar to the functions performed by any of the insiders described in (1) to (6);
8.
the Company itself, if it has purchased, redeemed or otherwise acquired a security of its own issue, for so long as it continues to hold that security; or

Exhibit 19.1

9.
any other insider that
(a)
in the ordinary course receives or has access to information as to material facts or material changes concerning the Company before the material facts or material changes are generally disclosed; and
(b)
directly or indirectly exercises, or has the ability to exercise, significant power or influence over the business, operations, capital or development of the Company;

Exhibit 19.1

“significant shareholder” means a person that has beneficial ownership of, or control or direction over, whether direct or indirect, or a combination of beneficial ownership of, and control or direction over, whether direct or indirect, securities of an issuer carrying more than 10 percent of the voting rights attached to all the Company’s outstanding voting securities, excluding, for the purpose of the calculation of the percentage held, any securities held by the person or company as underwriter in the course of a distribution.

A company is considered to be a “subsidiary” of another company if it is controlled by (i) that other company, (ii) that other and one or more companies, each of which is controlled by that other, or (iii) two or more companies, each of which is controlled by that other; or it is a subsidiary of a company that is that other’s subsidiary. In general, a company will control another company when the first company owns more than 50% of the outstanding voting securities of that other company.

Exhibit 19.1

SCHEDULE B

Examples of Information that may be Material

(Based on National Policy 51-201 – Disclosure Standards)

Changes in corporate structure

•
changes in share ownership that may affect control of the company
•
changes in corporate structure, such as reorganizations, amalgamations, or mergers, or a change of name
•
take-over bids, issuer bids, or insider bids

Changes in capital structure

•
the public or private sale of additional securities
•
planned repurchases or redemptions of securities
•
planned splits of common shares or offerings of warrants or rights to buy shares
•
any share consolidation, share exchange, or stock dividend
•
changes in a company’s dividend payments or policies
•
the possible initiation of a proxy fight
•
material modifications to the rights of security holders

Changes in financial results

•
a significant increase or decrease in near-term earnings prospects
•
unexpected changes in the financial results for any period
•
shifts in financial circumstances, such as cash flow reductions, major asset write-offs or write- downs
•
changes in the value or composition of the company’s assets
•
any material change in the company’s accounting policies

Changes in business and operations

•
any development that affects the company’s resources, technology, products or markets
•
a significant change in capital investment plans or corporate objectives
•
major labour disputes or disputes with major contractors or suppliers
•
significant new contracts, products, patents, or services or significant losses of contracts or business
•
changes to the Board of Directors or executive management, including the departure of the company’s Chairman, Chief Executive Officer, Chief Financial Officer (or persons in equivalent positions)
•
the commencement of, or developments in, material legal proceedings or regulatory matters
•
waivers of corporate ethics and conduct rules for officers, directors, and other key employees
•
any notice that reliance on a prior audit is no longer permissible
•
de-listing of the company’s securities or their movement from one quotation system or exchange to another

Exhibit 19.1

Acquisitions and dispositions

•
significant acquisitions or dispositions of assets, property or joint venture interests
•
acquisitions of other companies, including a take-over bid for, or merger with, another company

Changes in credit arrangements

•
the borrowing or lending of a significant amount of money
•
any mortgaging or encumbering of the company’s assets
•
defaults under debt obligations, agreements to restructure debt, or planned enforcement procedures by a bank or any other creditors
•
changes in rating agency decisions
•
significant new credit arrangements

Exhibit 19.1

SCHEDULE C

Examples of Disclosures that may be Necessary in the Course of Business

(Reproduced from National Policy 51-201 – Disclosure Standards)

(1)
Disclosure to:
•
vendors, suppliers, or strategic partners on issues such as research and development, sales and marketing, and supply contracts;
•
employees, officers and directors;
•
lenders, legal counsel, auditors, underwriters, and financial and other professional advisors to the Company;
•
parties to negotiations;
•
labour unions and industry associations;
•
government agencies and non-governmental regulators; and
•
credit rating agencies (provided that the information is disclosed for the purpose of assisting the agency to formulate a credit rating and the agency’s ratings generally are or will be publicly available).
(2)
Disclosures in connection with a private placement.
(3)
Communications with controlling shareholders, in certain circumstances.